Exhibit 99.1

Yotta Acquisition Corporation
Announces Pricing of $100 Million Initial Public
Offering on Nasdaq

NEW YORK – April 19, 2022 – Yotta Acquisition Corporation (“YOTA”) announced today the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units are listed on The Nasdaq Global Market (“Nasdaq”) and will begin trading under the ticker symbol “YOTAU” on April 20, 2022. Each unit consists of one share of common stock, one redeemable warrant to purchase one share of common stock at a price of $11.50 per share and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. After the securities comprising the units begin separate trading, the shares of common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “YOTA,” “YOTAW” and “YOTAR,” respectively. The offering is expected to close on April 22, 2022.

Chardan is acting as sole book-running manager of the offering. YOTA has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Yotta Acquisition Corporation

YOTA is led by founder Hui Chen (CEO). YOTA is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region its target operates in, YOTA intends to focus on high technology, blockchain, software and hardware, ecommerce, social media and other general business industries globally. The proceeds of the offering will be used to fund such business combination.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of YOTA’S initial public offering and search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. YOTA expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in YOTA’S expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

YOTA Contact:
Hui Chen
Chief Executive Officer
Yotta Acquisition Corporation
hchen@yottaac.com